JOHN HANCOCK CAPITAL SERIES
On behalf of
JOHN HANCOCK LARGE CAP SELECT FUND
AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT
     It is hereby agreed that on June 7, 2005, the Board of Trustees of John Hancock Large Cap Select Fund (the “Fund”) voted to amend the first paragraph of Section 4 of the Fund’s Investment Management Contract, effective July 1, 2005, as follows:
     4. COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid daily, at an annual rate equal to (i) 0.75% of the average daily net asset value of the Fund up to $2,700,000,000 of average daily net assets; and (ii) 0.70% of the amount over $2,700,000,000 of average daily net assets.
Executed this 1st day of July, 2005.

JOHN HANCOCK CAPITAL SERIES, On behalf of John Hancock Large Cap Select Fund
By:	/s/ Alfred P. Ouellette
Alfred P. Ouellette
Assistant Vice President and Assistant Secretary

JOHN HANCOCK ADVISERS, LLC
By:	/s/ Brian E. Langenfeld
Brian E. Langenfeld
Assistant Vice President and Assistant Secretary